Exhibit 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Julie Parenzan	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com
Interphase Announces Third Quarter 2008 Financial Results
PLANO, Texas — October 23, 2008 — Interphase Corporation (NASDAQ: INPH), a leading international supplier of next-generation networking technologies, today reported financial results for its third quarter ended September 30, 2008.
Revenues for the third quarter of 2008 were $6.9 million compared to $8.4 million in the third quarter of 2007. On a sequential basis revenues increased approximately 4% from $6.7 million in the second quarter of 2008. Revenues in the quarter were primarily driven by broadband telecom revenues, which decreased 10% to $6.5 million in the third quarter of 2008 compared to $7.2 million for the third quarter of 2007. On a sequential basis broadband telecom revenues increased approximately 5% from $6.2 million in the second quarter of 2008. Enterprise product line revenues decreased to $106,000 compared to $976,000 on a year to year basis and compared to $196,000 on a sequential basis. Gross margin for the third quarter of 2008 was 58% compared to 61% for the third quarter of 2007. The decrease in gross margin was primarily due to a shift in product mix and reduced utilization of the manufacturing facility. On a sequential basis however, gross margin increased from 47% in the second quarter of 2008. This sequential increase in gross margin was primarily driven by improved product mix. The company reported a net loss of $55,000 or ($0.01) per share for the third quarter 2008, compared to a net income of $698,000, or $0.10 per share in the third quarter of 2007 and compared to a net loss of $1.2 million, or ($0.18) per share in the second quarter of 2008.
“We are encouraged that we were able to deliver sequential revenue growth along with an improvement to our gross margins and our bottom line performance. The first nine months of this year have been a challenge for many of our customers, and therefore for us, as we continue to see unpredictable forecasting and buying patterns from customers as they navigate through a very competitive global market.” said Gregory B. Kalush, CEO and President of Interphase. “We are excited, however, about the expansion of our packet accelerator product line with the recent general availability announcement of our iSPAN 55MC8, as well as the inclusion of our products in ASN Gateways, WiMax and Femtocell solutions. The rollout of both AMC and PCI-e solutions is equally encouraging because we are beginning to see new activity in a market that has been stalled for quite some time.”

For the first nine months of 2008, revenues decreased approximately 4% to $21 million, compared to $21.8 million for the first nine months of 2007. Gross margin decreased to 54% for the nine months ended September 30, 2008, compared to 59% for the same period in 2007. Net loss for the first nine months of 2008 was $1.7 million or $(0.28) per share compared to $764,000 or $(0.13) per share. Included in operating expenses for the first nine months of 2008 is a $403,000 restructuring charge. The charge relates to the plan announced in March of 2008 and was undertaken to reduce future annual operating expenses, anticipated to be over $1.5 million annually. The company’s balance sheet continues to be strong with a working capital position of $24.6 million, including cash and marketable securities of $17.8 million on September 30, 2008.
About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) is a leading provider of robust building blocks, highly integrated subsystems and innovative gateway appliances for the converged communications network. Building on a 30-year history of providing advanced I/O solutions for telecom and enterprise applications and addressing the need for high speed connectivity, Interphase has established a key leadership role in delivering next generation AdvancedTCA® (ATCA) and AdvancedMC™ (AMC) solutions to the marketplace. Headquartered in Plano, Texas with sales offices across the globe, Interphase clients include Alcatel-Lucent, Emerson Network Power, Ericsson, Fujitsu Ltd., Hewlett Packard, Motorola Inc., Nokia-Siemens Networks, Nortel Networks Ltd. and Samsung. Interphase is a contributor member of the Scope Alliance and the Communications Platform Trade Association (CP-TA). Additional information about Interphase and its products is available on the company’s Web site at www.interphase.com.
Interphase is an Affiliate member of the Intel® Embedded and Communications Alliance. The Intel Embedded and Communications Alliance is a member-based program comprised of communications and embedded developers and solution providers. Members are committed to providing a strategic supply of standards-based solutions to the communications and embedded market segments. For more information, please visit: www.intel.com/go/ica.
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Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
Interphase, the Interphase logo, SlotOptimizer and iNAV are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.
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Condensed Consolidated Financial Statements
Interphase Corporation
Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2008	2007	2008	2007
Revenues	$6,888	$8,429	$21,009	$21,774
Gross margin	3,984	5,180	11,424	12,804
Research and development	1,963	2,413	7,347	7,320
Sales and marketing	1,244	1,417	3,989	4,208
General and administrative	990	1,180	2,976	3,267
Restructuring charge	—	—	403	—

Total operating expenses	4,197	5,010	14,715	14,795
(Loss) income from operations	(213)	170	(3,291)	(1,991)
(Loss) income before income tax	(255)	547	(2,722)	(1,064)
Net (loss) income	(55)	698	(1,744)	(764)
Net (loss) income per diluted share	$(0.01)	$0.10	$(0.28)	$(0.13)
Weighted average common and dilutive shares	6,334	6,781	6,315	6,112

Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Sep. 30, 2008	Dec. 31, 2007
Cash and marketable securities	$17,778	$20,569
Accounts receivable, net	7,559	7,550
Inventories	2,644	2,886
Net property, plant and equipment	971	1,084
Total assets	32,991	36,180
Total liabilities	7,496	8,918
Total shareholders’ equity	$25,495	$27,262
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